EXHIBIT 99.1

Oxford Industries Reports Fourth Quarter and Fiscal 2013 Results and Issues Fiscal 2014 Guidance

-Fiscal 2013 Adjusted EPS of $2.81 vs. $2.61 in Fiscal 2012-

-Fourth Quarter Sales Rise 6%; Adjusted EPS Increases 37% to $0.89-

-Company Increases Quarterly Dividend to $0.21 per Share-

-Company Expects Fiscal 2014 Adjusted EPS of $3.00 to $3.15 and GAAP EPS of $2.88 - $3.03-

ATLANTA, March 27, 2014 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and 2013 fiscal year ended February 1, 2014. For fiscal 2013, a 52-week year, consolidated net sales rose 7% to $917.1 million from $855.5 million in fiscal 2012, a 53-week year. Adjusted earnings per share rose 8% to $2.81 for the 2013 fiscal year compared to $2.61 in the prior year. For the full year, GAAP earnings per share increased to $2.75 from $1.89 in the prior year.

In the fourth quarter of fiscal 2013, consolidated net sales rose 6% to $250.4 million compared to $236.2 million in the fourteen-week fourth quarter of fiscal 2012. Adjusted earnings per share for the quarter rose 37% to $0.89 compared to $0.65 in the same period last year. Fourth quarter GAAP earnings per share were $0.91 compared to $0.32 in the same period of the prior year. For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

Thomas C. Chubb III, CEO and President commented, "Fiscal 2013 was a very good year for Oxford. Against a backdrop that included a sluggish economy and a still cautious consumer, we were able to achieve net sales growth of 7%, adjusted operating income growth of 8% and adjusted EPS growth of 8%.  This year over year growth was driven primarily by solid performances at Tommy Bahama and Lilly Pulitzer, including strong comparable store sales results fueled by our e-commerce businesses. Lanier Clothes also achieved slight growth in net sales and continued to deliver to the bottom line. Ben Sherman took a step backwards in both sales and operating income during fiscal 2013, although there were signs of improvement in the second half of the year."

Mr. Chubb continued, "Looking forward to fiscal 2014, we are excited by the remarkable strength we are seeing at Lilly Pulitzer.  This business is off to a fantastic start with an exceptional product offering and outstanding communication with our consumers.   As we mentioned in our February 13th press release, Tommy Bahama had an unexpected, weather-related slowdown in traffic beginning in January which has continued into March.  Our plans for the first quarter take into account the softness we are seeing, but we remain confident that we have the right product and marketing strategy to take advantage of more normalized traffic patterns."

Mr. Chubb concluded, "We believe that the success of  both the Tommy Bahama and Lilly Pulitzer brands is achieved with our creation of distinctive, market-superior products, our concentrated focus on the guest experience and our creative and persuasive marketing.  In addition, these brands are operationally effective and, as a result, have the power to drive our consolidated revenues and profitability. As we continue to invest in our lifestyle brands, we believe we can leverage these competitive advantages to deliver long-term, sustainable growth for our shareholders in the years to come."

Operating Group Results

Tommy Bahama In fiscal 2013, net sales at Tommy Bahama increased 11% to $584.9 million from $528.6 million in fiscal 2012 reflecting contributions from additional retail stores and a 9% comparable store sales increase, offset partially by a decrease in wholesale sales. Adjusted operating income for the year increased 7% compared to the prior year, to $74.3 million. The impact of higher sales, a modest expansion in gross margin and lower incentive compensation were partially offset by other increases in SG&A.

In the fourth quarter of fiscal 2013, Tommy Bahama reported a 7% increase in net sales to $167.8 million compared to $156.8 million in the fourth quarter of fiscal 2012. The increase in net sales was driven by the operation of additional retail stores and a 5% comparable store sales increase, partially offset by a decrease in wholesale sales. As of February 1, 2014, Tommy Bahama operated 141 retail stores globally, including 91 full-price stores, 14 restaurant-retail locations and 36 outlet stores, compared to 113 retail stores as of February 2, 2013.

Adjusted operating income for the quarter increased 12% from the same period in the prior year to $26.7 million primarily due to higher sales and lower incentive compensation, partially offset by the costs associated with operating additional retail stores.

On a GAAP basis, operating income for fiscal 2013 at Tommy Bahama increased to $72.2 million from $69.5 million in fiscal 2012. For the fourth quarter of fiscal 2013 on a GAAP basis Tommy Bahama had operating income of $26.0 million compared to operating income of $23.9 million in the fourth quarter of fiscal 2012.

Lilly Pulitzer In fiscal 2013, net sales at Lilly Pulitzer increased 13% from the prior year to $137.9 million reflecting increases in all channels of distribution including a comparable store sales increase of 11%.  Adjusted operating income was down slightly from last year at $26.2 million compared to $26.6 million in fiscal 2012. The decrease was due to increases in SG&A and lower gross margin primarily due to higher clearance sales and a product mix shift towards sportswear and licensed products.

Lilly Pulitzer's net sales in the fourth quarter of fiscal 2013 increased to $30.0 million compared to $29.1 million during the same period of the prior year. Net sales increased primarily due to the operation of additional stores, a 21% increase in comparable store sales and an increase in sales from its e-commerce flash clearance sale partially offset by a decrease in wholesale sales. As of February 1, 2014, Lilly Pulitzer operated 23 retail stores compared to 19 retail stores as of February 2, 2013.

Lilly Pulitzer's adjusted operating income in the fourth quarter of fiscal 2013 was $1.5 million compared to $2.8 million in the fourth quarter of fiscal 2012. SG&A increased in the quarter due to additional infrastructure to support the growth of the brand and the operation of new stores.

On a GAAP basis, operating income for fiscal 2013 at Lilly Pulitzer increased to $26.0 million from $20.3 million in fiscal 2012. For the fourth quarter of fiscal 2013, Lilly Pulitzer reported GAAP operating income of $1.4 million compared to an operating loss of $1.7 million in the fourth quarter of fiscal 2012.

Lanier Clothes Fiscal 2013 net sales for Lanier Clothes increased to $109.5 million from $107.3 million in fiscal 2012. Operating income was flat with last year at $10.8 million.

Net sales in the fourth quarter of fiscal 2013 increased 34% to $29.8 million from $22.3 million in fiscal 2012, primarily due to initial shipments of a large private label pant program. Lanier Clothes' operating income in the fourth quarter increased to $2.9 million from $2.0 million in the fourth quarter of fiscal 2012 due to the higher net sales.

Ben Sherman In fiscal 2013, net sales for Ben Sherman fell 18% to $67.2 million from $81.9 million in fiscal 2012. The loss from operations increased to $13.1 million in fiscal 2013 from a loss of $10.9 million in fiscal 2012 due to lower sales, partially offset by lower SG&A.

In the fourth quarter of fiscal 2013, net sales were $20.1 million compared to $24.7 million in the fourth quarter of fiscal 2012, primarily due to lower wholesale sales. Despite lower sales, operating results improved, with a $2.6 million operating loss in the fourth quarter of fiscal 2013 compared to an operating loss of $4.5 million in the fourth quarter of fiscal 2012. This improvement was primarily due to reductions in SG&A.

Corporate and Other For fiscal 2013, Corporate and Other reported an adjusted operating loss of $12.8 million compared to a loss of $16.6 million in fiscal 2012 reflecting lower incentive compensation and improvements at Oxford Golf. On a GAAP basis, Corporate and Other reported a loss of $11.2 million in fiscal 2013 compared to a loss of $20.7 million in the prior year.

For the fourth quarter of fiscal 2013, Corporate and Other reported an adjusted operating loss of $3.2 million compared to a loss of $5.3 million in the fourth quarter of fiscal 2012 due to lower SG&A including  a reduction in incentive compensation and a reduction in an insurance reserve. On a GAAP basis, Corporate and Other reported a loss of $1.4 million in the fourth quarter of fiscal 2013 compared to a loss of $9.8 million in the same period of the prior year.

Consolidated Operating Results

Net Sales For fiscal 2013, consolidated net sales rose 7% to $917.1 million from $855.5 million in fiscal 2012, which was a 53-week fiscal year. In the fourth quarter of fiscal 2013, consolidated net sales rose 6% to $250.4 million compared to $236.2 million in the fourteen-week fourth quarter of fiscal 2012.

Gross Profit and Margin For fiscal 2013, consolidated gross margin increased 110 basis points to 56.0% primarily due to the impact of LIFO accounting and a change in sales mix towards direct to consumer sales. Gross profit for the year rose to $513.6 million from $469.6 million in fiscal 2012. For the fourth quarter of fiscal 2013, consolidated gross margin increased to 55.1% compared to 53.0% for the fourth quarter of fiscal 2012, primarily due to the net impact of LIFO accounting. Gross profit for the fourth quarter of fiscal 2013 increased to $137.9 million from $125.2 million in the fourth quarter of fiscal 2012.

SG&A For fiscal 2013, SG&A was $447.6 million, or 48.8% of net sales, compared to $410.7 million, or 48.0% of net sales, in the prior year. For the fourth quarter of fiscal 2013, SG&A was $117.8 million, or 47.0% of net sales, compared to $115.1 million, or 48.7% of net sales, in the fourth quarter of fiscal 2012. SG&A increased in the fourth quarter primarily due to the costs of operating additional retail stores and other expenses to support the growing Tommy Bahama and Lilly Pulitzer businesses, partially offset by lower SG&A at Ben Sherman and a decrease in incentive compensation. The impact of the additional week in fiscal 2012 on SG&A was approximately $7 million.

Royalties and Other Income Royalties and other income increased to $19.0 million in fiscal 2013 from $16.4 million in fiscal 2012. For the fourth quarter of fiscal 2013, royalties and other income was $6.3 million compared to $4.3 million in the fourth quarter of fiscal 2012, with the increase primarily due to a $1.6 million gain on the sale of property and higher royalty income.

Operating Income For fiscal 2013, consolidated operating income was $84.7 million compared to $69.0 million in fiscal 2012. In the fourth quarter of fiscal 2013, consolidated operating income was $26.3 million compared to $9.9 million in the fourth quarter of fiscal 2012.

Interest Expense For fiscal 2013, interest expense declined 53% to $4.2 million from $8.9 million in fiscal 2012. The decrease was primarily due to the full redemption in fiscal 2012 of our senior secured notes using borrowings from the Company's revolving credit facility and cash on hand. Interest expense for the fourth quarter of fiscal 2013 was $1.0 million compared to $1.1 million in the fourth quarter of fiscal 2012.

Income Taxes For fiscal 2013, the Company's effective tax rate rose to 43.7% compared to 38.5% in fiscal 2012. The effective tax rate in both years was negatively impacted by the Company's inability to recognize a tax benefit for losses in certain foreign jurisdictions, while fiscal 2012 benefited from certain favorable items. For the fourth quarter of fiscal 2013, the effective tax rate increased to 40.9% from 40.6% in the fourth quarter of fiscal 2012.

Balance Sheet and Liquidity

Total inventories at February 1, 2014 were $143.7 million, compared to $109.6 million at February 2, 2013. The increase in inventory levels was primarily to support anticipated sales growth. Additionally, in-transit inventory increased $13.0 million over the prior year primarily due to the acceleration of shipments by suppliers because of the timing of Chinese New Year. Receivables increased to $75.3 million compared to $62.8 million at such dates primarily due to higher sales late in the fourth quarter.

As of February 1, 2014, the Company had $141.6 million of borrowings outstanding and approximately $96.5 million of unused availability under its U.S. and U.K revolving credit facilities.

The Company's capital expenditures for fiscal 2013 were $43.4 million. These expenditures consisted primarily of investments associated with new retail stores, information technology investments, store remodeling and investments in its facilities.

Outlook for Fiscal 2014 and the First Quarter of Fiscal 2014

Fiscal 2014 Net Sales and EPS For fiscal year 2014, which ends on January 31, 2015, the Company expects continued solid sales growth, a moderate expansion of operating margin and significant growth in earnings per share. The Company currently expects net sales of $980 million to $1.0 billion in fiscal 2014 compared to $917.1 million in fiscal 2013. Adjusted earnings per share are expected to be between $3.00 and $3.15 and GAAP earnings per share are expected to be in a range of $2.88 to $3.03 in fiscal 2014. This compares with fiscal 2013 adjusted earnings per share of $2.81 and GAAP earnings per share of $2.75.

Fiscal 2014 Interest and Taxes Interest expense is estimated to be approximately $4.5 million in fiscal 2014. The effective tax rate for fiscal 2014 is anticipated to decrease to approximately 42.5% compared to an effective tax rate of 43.7% in fiscal 2013 due to an expected higher proportion of domestic income to foreign losses. The rate in both years is impacted by the Company's inability to recognize a tax benefit for losses in certain foreign jurisdictions.

Fiscal 2014 Capital Expenditures Capital expenditures for fiscal 2014 are expected to increase to approximately $55 million. These expenditures are expected to consist primarily of costs associated with opening new retail stores and restaurants as well as remodeling existing retail stores and restaurants. The Company will also continue to invest in information technology inititatives, which include e-commerce enhancements and investments in its facilities.

First Quarter of Fiscal 2014 The Company expects net sales in the first quarter of fiscal 2014 to be in the range of $250 to $260 million compared to net sales of $234.2 million in the first quarter of fiscal 2013. Adjusted earnings per share for the first quarter of 2014 are expected to be between $0.80 and $0.90 and GAAP earnings per share are expected to be in a range of $0.77 and $0.87 in the first quarter of fiscal 2014. This compares with first quarter fiscal 2013 adjusted and GAAP earnings per share of $0.82.

Outlook for Fiscal 2014 by Operating Group

Tommy Bahama For fiscal 2014, Tommy Bahama expects percentage net sales increases in the high single digits compared to fiscal 2013. Tommy Bahama's operating margin in fiscal 2014 is expected to be slightly lower than fiscal 2013 due to expected higher incentive compensation of approximately $4 million and approximately $1.5 million of pre-opening expenses associated with new retail-restaurant "island" locations.

Lilly Pulitzer For fiscal 2014, Lilly Pulitzer is expecting percentage net sales increases in the mid-teens compared to fiscal 2013. In fiscal 2014, operating margin is expected to be comparable to fiscal 2013 as Lilly Pulitzer continues to invest in infrastructure including people, systems and stores.

Lanier Clothes For fiscal 2014,  Lanier Clothes expects percentage net sales to increase in the low single digits compared to fiscal 2013. Operating margin is expected to decrease slightly due to the lower margin structure of certain new programs.

Ben Sherman For fiscal 2014, Ben Sherman is expecting a high single digit percentage increase in net sales compared to fiscal 2013 and a reduction in its operating loss in a range of $4 million to $6 million.

Corporate & Other For fiscal 2014, the Corporate and Other operating loss is expected to increase by approximately $4.5 million primarily due to increases in incentive compensation and the Company's expectation that it will not realize certain favorable items that benefitted fiscal 2013.

Dividend

The Company announced that its Board of Directors has declared a cash dividend of $0.21 per share payable on May 2, 2014 to shareholders of record as of the close of business on April 17, 2014. This represents a 17% increase from the dividend paid in the fourth quarter of fiscal 2013. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company's website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through April 10, 2014. To access the telephone replay, participants should dial (858) 384-5517. The access code for the replay is 6231991. A replay of the web cast will also be available following the teleconference on the Company's website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford's brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Billy London® and Arnold Brant®. The Company operates retail stores, internet websites and restaurants. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. The Company holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. Oxford's wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Comparable Store Sales

The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by the Company may not be comparable to the metrics disclosed by other companies.

For purposes of this release, comparable store sales results are on a 52-week to 52-week basis and a 13-week to 13-week basis, as applicable, excluding the fourteenth week of fiscal 2012's fourth quarter.

Safe Harbor

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward‑looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 2, 2013 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except par amounts)

	February 1, 2014	February 2, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$ 8,483	$ 7,517
Receivables, net	75,277	62,805
Inventories, net	143,712	109,605
Prepaid expenses, net	23,095	19,511
Deferred tax assets	20,465	22,952
Total current assets	271,032	222,390
Property and equipment, net	141,519	128,882
Intangible assets, net	173,023	164,317
Goodwill	17,399	17,275
Other non-current assets, net	24,332	23,206
Total Assets	$ 627,305	$ 556,070
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 75,527	$ 66,004
Accrued compensation	18,412	25,472
Income tax payable	6,584	—
Other accrued expenses and liabilities	26,030	24,846
Contingent consideration	2,500	—
Short-term debt	3,993	7,944
Total current liabilities	133,046	124,266
Long-term debt	137,592	108,552
Non-current contingent consideration	12,225	14,450
Other non-current liabilities	51,520	44,572
Non-current deferred income taxes	32,759	34,385
Commitments and contingencies
Shareholders' Equity:
Common stock, $1.00 par value per share	16,416	16,595
Additional paid-in capital	114,021	104,891
Retained earnings	153,344	132,944
Accumulated other comprehensive loss	(23,618)	(24,585)
Total shareholders' equity	260,163	229,845
Total Liabilities and Shareholders' Equity	$ 627,305	$ 556,070

Oxford Industries, Inc.
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Fourth Quarter Fiscal 2013	Fourth Quarter Fiscal 2012	Fiscal 2013	Fiscal 2012
Net sales	$ 250,364	$ 236,246	$ 917,097	$ 855,542
Cost of goods sold	112,499	111,005	403,523	385,985
Gross profit	137,865	125,241	513,574	469,557
SG&A	117,762	115,081	447,645	410,737
Change in fair value of contingent consideration	69	4,485	275	6,285
Royalties and other operating income	6,312	4,270	19,016	16,436
Operating income	26,346	9,945	84,670	68,971
Interest expense, net	996	1,063	4,169	8,939
Loss on repurchase of senior notes	—	—	—	9,143
Earnings before income taxes	25,350	8,882	80,501	50,889
Income taxes	10,377	3,605	35,210	19,572
Net earnings	$ 14,973	$ 5,277	$ 45,291	$ 31,317
Net earnings per share:
Basic	$ 0.91	$ 0.32	$ 2.75	$ 1.89
Diluted	$ 0.91	$ 0.32	$ 2.75	$ 1.89
Weighted average shares outstanding:
Basic	16,414	16,585	16,450	16,563
Diluted	16,444	16,608	16,482	16,586
Dividends declared per share	$ 0.18	$ 0.15	$ 0.72	$ 0.60

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Fiscal 2013	Fiscal 2012
Cash Flows From Operating Activities:
Net earnings	$ 45,291	$ 31,317
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	31,677	25,310
Amortization of intangible assets	2,225	1,025
Change in fair value of contingent consideration	275	6,285
Amortization of deferred financing costs and bond discount	443	962
Loss on repurchase of senior notes	—	9,143
Gain on sale of property and equipment	(1,611)	—
Stock compensation expense	1,659	2,756
Deferred income taxes	674	(3,753)
Excess tax benefits related to stock-based compensation	(6,086)	(354)
Changes in working capital, net of acquisitions and dispositions:
Receivables	(11,917)	(3,026)
Inventories	(29,488)	(5,408)
Prepaid expenses	(3,068)	(1,640)
Current liabilities	16,821	2,429
Other non-current assets	(1,031)	(3,886)
Other non-current liabilities	6,870	5,938
Net cash provided by operating activities	52,734	67,098
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(17,888)	(1,813)
Purchases of property and equipment	(43,372)	(60,702)
Proceeds from sale of property and equipment	2,130	—
Net cash used in investing activities	(59,130)	(62,515)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(329,695)	(193,328)
Proceeds from revolving credit arrangements	354,649	307,270
Repurchase of senior notes	—	(111,000)
Deferred financing costs paid	(401)	(1,524)
Payment of contingent consideration amounts earned	—	(4,980)
Proceeds from issuance of common stock, including excess tax benefits	7,499	2,892
Repurchase of stock awards for employee tax withholding liabilities	(13,199)	—
Cash dividends declared and paid	(11,915)	(9,924)
Net cash provided by (used in) financing activities	6,938	(10,594)
Net change in cash and cash equivalents	542	(6,011)
Effect of foreign currency translation on cash and cash equivalents	424	155
Cash and cash equivalents at the beginning of year	7,517	13,373
Cash and cash equivalents at the end of year	$ 8,483	$ 7,517

Oxford Industries, Inc.
Operating Group Information
(unaudited)
(in thousands)

	Fourth Quarter Fiscal 2013	Fourth Quarter Fiscal 2012	Fiscal 2013	Fiscal 2012
Net sales
Tommy Bahama	$ 167,767	$ 156,849	$ 584,941	$ 528,639
Lilly Pulitzer	30,004	29,117	137,943	122,592
Lanier Clothes	29,811	22,277	109,530	107,272
Ben Sherman	20,080	24,688	67,218	81,922
Corporate and Other	2,702	3,315	17,465	15,117
Total net sales	$ 250,364	$ 236,246	$ 917,097	$ 855,542

Operating income (loss)
Tommy Bahama	$ 26,017	$ 23,943	$ 72,207	$ 69,454
Lilly Pulitzer	1,416	(1,682)	25,951	20,267
Lanier Clothes	2,927	1,995	10,828	10,840
Ben Sherman	(2,593)	(4,546)	(13,131)	(10,898)
Corporate and Other	(1,421)	(9,765)	(11,185)	(20,692)
Total operating income	$ 26,346	$ 9,945	$ 84,670	$ 68,971

Reconciliation of Certain Operating Results Information Presented in Accordance With GAAP to Certain Operating Results Information, As Adjusted (unaudited)
Set forth below is the reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or GAAP, to the operating results information, as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the operating results, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating results for the periods presented to other periods.
	Fourth Quarter Fiscal 2013	Fourth Quarter Fiscal 2012	Fiscal 2013	Fiscal 2012
As reported
Net sales	$ 250,364	$ 236,246	$ 917,097	$ 855,542
Gross profit	$ 137,865	$ 125,241	$ 513,574	$ 469,557
Gross margin (1)	55.1%	53.0%	56.0%	54.9%
SG&A	$ 117,762	$ 115,081	$ 447,645	$ 410,737
SG&A as percentage of net sales	47.0%	48.7%	48.8%	48.0%
Operating income	$ 26,346	$ 9,945	$ 84,670	$ 68,971
Operating margin (2)	10.5%	4.2%	9.2%	8.1%
Earnings before income taxes	$ 25,350	$ 8,882	$ 80,501	$ 50,889
Net earnings	$ 14,973	$ 5,277	$ 45,291	$ 31,317
Diluted net earnings per share	$ 0.91	$ 0.32	$ 2.75	$ 1.89
Weighted average shares outstanding - diluted	16,444	16,608	16,482	16,586
Increase (decrease) in operating results
LIFO accounting adjustment (3)	$ (162)	$ 4,504	$ (27)	$ 4,043
Inventory step-up (4)	$ —	$ —	$ 707	$ —
Amortization of Canadian intangible assets (5)	$ 715	$ —	$ 1,377	$ —
Change in fair value of contingent consideration (6)	$ 69	$ 4,485	$ 275	$ 6,285
Gain on sale of property (7)	$ (1,611)	$ —	$ (1,611)	$ —
Loss on repurchase of senior notes (8)	$ —	$ —	$ —	$ 9,143
Impact of income taxes on adjustments above (9)	$ 656	$ (3,412)	$ 372	$ (7,497)
Adjustment to net earnings	$ (333)	$ 5,577	$ 1,093	$ 11,974
As adjusted
Gross profit	$ 137,703	$ 129,745	$ 514,254	$ 473,600
Gross margin (1)	55.0%	54.9%	56.1%	55.4%
SG&A	$ 117,047	$ 115,081	$ 446,268	$ 410,737
SG&A as percentage of net sales	46.8%	48.7%	48.7%	48.0%
Operating income	$ 25,357	$ 18,934	$ 85,391	$ 79,299
Operating margin (2)	10.1%	8.0%	9.3%	9.3%
Earnings before income taxes	$ 24,361	$ 17,871	$ 81,222	$ 70,360
Net earnings	$ 14,640	$ 10,854	$ 46,384	$ 43,291
Diluted net earnings per share	$ 0.89	$ 0.65	$ 2.81	$ 2.61

(1) Gross margin reflects gross profit divided by net sales.
(2) Operating margin reflects operating income divided by net sales.
(3) LIFO accounting adjustment reflects the impact on cost of goods sold in the consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.
(4) Inventory step-up reflects the charge recognized in cost of goods sold in the consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. These charges are included in cost of goods sold in the Tommy Bahama operating group results of operations.
(5) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in the Tommy Bahama operating group results of operations.
(6) Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The change in fair value of contingent consideration is reflected in the Lilly Pulitzer operating group results of operations.
(7) Gain on sale of property reflects the statement of earnings impact resulting from the gain on the sale of the Company's former corporate headquarters in Atlanta, Georgia. This gain is reflected in Corporate and Other results of operations.
(8) Loss on repurchase of senior notes reflects the impact on net earnings resulting from the loss attributable to the repurchase or redemption of previously outstanding senior notes.
(9) Impact of income taxes reflects the estimated net earnings tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.

Reconciliation of Operating Income (Loss) in Accordance With GAAP to Operating Income (Loss), As Adjusted (unaudited)
Set forth below is the reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with GAAP, to operating income (loss), as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operating group operating results as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operating group results. The Company uses the operating income (loss), as adjusted, to discuss its operating groups with investment institutions, its board of directors and others. Further, the Company believes that presenting its operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating group operating income (loss) for the periods presented to other periods.

	Fourth Quarter Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustment (1)	Inventory step-up (2)	Amortization of Canadian intangible assets (3)	Change in fair value of contingent consideration (4)	Gain on sale of property (5)	Operating income (loss), as adjusted
Tommy Bahama	$ 26,017	$ —	$ —	$ 715	$ —	$ —	$ 26,732
Lilly Pulitzer	1,416	—	—	—	69	—	1,485
Lanier Clothes	2,927	—	—	—	—	—	2,927
Ben Sherman	(2,593)	—	—	—	—	—	(2,593)
Corporate and Other	(1,421)	(162)	—	—	—	(1,611)	(3,194)
Total	$ 26,346	$ (162)	$ —	$ 715	$ 69	$ (1,611)	$ 25,357

	Fourth Quarter Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment (1)	Change in fair value of contingent consideration (4)	Operating income (loss), as adjusted
Tommy Bahama	$ 23,943	$ —	$ —	$ 23,943
Lilly Pulitzer	(1,682)	—	4,485	2,803
Lanier Clothes	1,995	—	—	1,995
Ben Sherman	(4,546)	—	—	(4,546)
Corporate and Other	(9,765)	4,504	—	(5,261)
Total	$ 9,945	$ 4,504	$ 4,485	$ 18,934

	Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustment (1)	Inventory step-up (2)	Amortization of Canadian intangible assets (3)	Change in fair value of contingent consideration (4)	Gain on sale of property (5)	Operating income (loss), as adjusted
Tommy Bahama	$ 72,207	$ —	$ 707	$ 1,377	$ —	$ —	$ 74,291
Lilly Pulitzer	25,951	—	—	—	275	—	26,226
Lanier Clothes	10,828	—	—	—	—	—	10,828
Ben Sherman	(13,131)	—	—	—	—	—	(13,131)
Corporate and Other	(11,185)	(27)	—	—	—	(1,611)	(12,823)
Total	$ 84,670	$ (27)	$ 707	$ 1,377	$ 275	$ (1,611)	$ 85,391

	Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment (1)	Change in fair value of contingent consideration (4)	Operating income (loss), as adjusted
Tommy Bahama	$ 69,454	$ —	$ —	$ 69,454
Lilly Pulitzer	20,267	—	6,285	26,552
Lanier Clothes	10,840	—	—	10,840
Ben Sherman	(10,898)	—	—	(10,898)
Corporate and Other	(20,692)	4,043	—	(16,649)
Total	$ 68,971	$ 4,043	$ 6,285	$ 79,299

(1) LIFO accounting adjustment reflects the impact on cost of goods sold in the consolidated statements of earnings resulting from LIFO accounting adjustments in each period.
(2) Inventory step-up reflects the charge recognized in cost of goods sold in the consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold.
(3) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(4) Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.
(5) Gain on sale of property reflects the statement of earnings impact resulting from the gain on the sale of the Company's former corporate headquarters in Atlanta, Georgia.

Reconciliation of Net Earnings Per Diluted Share Presented in Accordance With GAAP To Net Earnings Per Diluted Share, As Adjusted (unaudited)
Set forth below is the reconciliation of reported or reportable net earnings per diluted share for certain historical and future periods, each presented in accordance with GAAP, to the net earnings per diluted share, as adjusted, for each respective period. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting its net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the net earnings per diluted share, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare the Company's results for the periods presented to other periods. Note that columns may not add due to rounding.

	Fourth Quarter Fiscal 2013	Fourth Quarter Fiscal 2013	Fourth Quarter Fiscal 2012	Fiscal 2013	Fiscal 2013	Fiscal 2012
	Actual	Guidance (1)	Actual	Actual	Guidance (1)	Actual
Net earnings per diluted share:
GAAP basis	$ 0.91	$0.84 - $0.89	$ 0.32	$ 2.75	$2.68 - $2.73	$ 1.89
LIFO accounting adjustment (2)	(0.01)	—	0.17	—	0.01	0.15
Inventory step-up (3)	—	—	—	0.04	0.04	—
Amortization of Canadian intangible assets (4)	0.04	0.04	—	0.08	0.08	—
Change in fair value of contingent consideration (5)	—	—	0.17	0.01	0.01	0.23
Gain on sale of property (6)	(0.06)	(0.06)		(0.06)	(0.06)	—
Loss on repurchase of senior notes (7)	—	—	—	—	—	0.34
As adjusted	$ 0.89	$0.83 - $0.88	$ 0.65	$ 2.81	$2.75 - $2.80	$ 2.61

	First Quarter Fiscal 2014	First Quarter Fiscal 2013	Fiscal 2014	Fiscal 2013
	Guidance (8)	Actual	Guidance (8)	Actual
Net earnings per diluted share:
GAAP basis	$0.77 - $0.87	$ 0.82	$2.88 - $3.03	$ 2.75
LIFO accounting adjustment (2)	—	—	—	—
Inventory step-up (3)	—	—	—	0.04
Amortization of Canadian intangible assets (4)	0.03	—	0.11	0.08
Change in fair value of contingent consideration (5)	—	—	0.01	0.01
Gain on sale of property (6)	—	—	—	(0.06)
As adjusted	$0.80 - $0.90	$ 0.82	$3.00 - $3.15	$ 2.81

(1) Guidance as issued on February 13, 2014.
(2) LIFO accounting adjustment reflects the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments included in cost of goods sold in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(3) Inventory step-up reflects the impact, net of income taxes, on net earnings per diluted share resulting from the charge recognized in cost of goods sold in the consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. The Company does not anticipate any such charges related to the Tommy Bahama Canada acquisition in future periods.
(4) Amortization of Canadian intangible assets reflects the impact, net of income taxes, on net earnings per diluted share resulting from the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Currently, the Company anticipates approximately $1.8 million of amortization of intangible assets related to the Tommy Bahama Canada acquisition in Fiscal 2014.
(5) Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Currently, the Company anticipates approximately $0.3 million of such charges in Fiscal 2014.
(6) Gain on sale of property reflects the impact, net of income taxes, on net earnings per diluted share resulting from the estimated gain on the sale of the former corporate headquarters in Atlanta, Georgia.
(7) Loss on repurchase of senior notes reflects the impact, net of income taxes, on net earnings per diluted share resulting from the loss attributable to the repurchase or redemption of previously outstanding senior notes.
(8) Guidance as issued on March 27, 2014.
CONTACT: Anne M. Shoemaker
         Telephone: (404) 653-1455
         Fax: (404) 653-1545
         E-mail: InvestorRelations@oxfordinc.com